ImmuCell Announces Sales Growth and Other Financial Results for Fourth Quarter and Full Year 2004

PORTLAND, ME -- 02/07/2005 -- ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three and twelve month periods ended December 31, 2004.

For the three months ended December 31, 2004, product sales increased by 8%, or $62,000, to $856,000, in comparison to the same period in 2003. For the year ended December 31, 2004, product sales increased by 12%, or $379,000, to $3,524,000, in comparison to the same period in 2003.

"We have now completed six consecutive profitable years since our December 1998 decision to focus our efforts on developing, manufacturing and selling products for the dairy and beef industries," commented Michael F. Brigham, president and CEO. "Most of our R&D efforts during this period were invested in developing animal health applications of Nisin. Our December 2004 licensing agreement with Pfizer for Mast Out® is a significant endorsement of these efforts and represents an important milestone in the development of our business."

In November 2004, the Company paid approximately $965,000 to buy out certain future milestone and royalty payment obligations under an exclusive license from Nutrition 21, Inc. covering certain applications of Nisin, including Mast Out® for the treatment of mastitis in lactating dairy cows. In December 2004, the Company received a $1,500,000 up-front payment from Pfizer in connection with a product development and marketing agreement covering Mast Out®. Both amounts have been capitalized and the related R&D expense and deferred income is expected to be recognized over the period from December 15, 2004 to December 31, 2007.

The Company recognized net income of $34,000 for the three months ended December 31, 2004, compared to a net loss of $(128,000) during the same period in 2003. For the year ended December 31, 2004, the Company recognized income before income taxes of $177,000. This compared with income before income taxes of $716,000 for the same period in 2003, which included $1,100,000 in other income from the sale of the Company's interest in a non-core joint venture. Net income of $144,000, or $0.05 per diluted share, was recognized for the year ended December 31, 2004, compared to net income of $411,000, or $0.15 per diluted share, for the same period in 2003. The 2004 income tax expense includes a tax benefit of approximately $39,000 principally related to certain tax credits that had been previously reserved for due to the uncertainty of their being realized before expiration.

The Company's cash, cash equivalents and short-term investments increased by 5%, or $205,000, to $4,450,000 at December 31, 2004, as compared to $4,245,000 at December 31, 2003. Stockholders' equity increased by 5%, or $358,000, to $7,729,000 at December 31, 2004, as compared to $7,370,000 at December 31, 2003. The Company had 2,795,000 shares of common stock outstanding as of December 31, 2004.

                                         (Unaudited)
                                     Three Months Ended      Year Ended
                                        December 31,        December 31,
(In thousands,                         2004      2003      2004      2003
 except per share amounts)           -------   -------   -------   -------
Revenues:
Product sales                        $   856   $   794   $ 3,524   $ 3,145
Other revenues                            88        31       172       212
                                     -------   -------   -------   -------
Total revenues                           944       825     3,696     3,357

Cost and expenses:
Product costs                            347       303     1,449     1,347
Research and development expenses        356       476     1,092     1,350
Selling, general and
 administrative expenses                 269       261     1,034     1,089
                                     -------   -------   -------   -------
Total costs and expenses                 972     1,040     3,575     3,786
                                     -------   -------   -------   -------

Net operating (loss) income              (28)     (215)      121      (429)

Interest and other income                 15        11        57     1,145
                                     -------   -------   -------   -------

(Loss) income before income taxes        (13)     (204)      178       716
Income tax (benefit) expense             (47)      (76)       34       305
                                     -------   -------   -------   -------
Net income (loss)                    $    34   $  (128)  $   144   $   411
                                     =======   =======   =======   =======

Net income (loss) per common share:
Basic                                $  0.01   $ (0.05)  $  0.05   $  0.15
Diluted                              $  0.01   $ (0.05)  $  0.05   $  0.15

Weighted average common
 shares outstanding:
Basic                                  2,761     2,741     2,755     2,738
Diluted                                2,998     2,741     2,967     2,824

                                      At December 31,     At December 31,
                                           2004                2003
                                     -----------------   -----------------
(In thousands)
Cash, cash equivalents and
 short-term investments                   $4,450              $4,245
Total assets                               9,530               8,187
Net working capital                        4,998               4,965
Stockholders' equity                      $7,729              $7,370
ImmuCell Corporation is a biotechnology company that is developing, manufacturing and selling products that improve animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at http://www.immucell.com.

Contact:

Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106